Exhibit 10.10

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO 43659

419.248.6007

JOSEPH C. HIGH

SENIOR VICE PRESIDENT

HUMAN RESOURCES

Confidential

July 14, 2008

Ms. Karel Czanderna

1905 Boardwalk

St. Joseph, MI 49085-9664

Dear Karel,

I am very pleased to extend to you a formal job offer for the position of Group President, Building Materials, for Owens Corning, reporting to Michael Thaman, Chairman and CEO.

The key components of our offer are described below and are consistent with our conversations over the past several days.

BASE SALARY

Your base salary will be $33,333.33 per month which equates to $400,000 per year, and is subject to annual review.

ANNUAL INCENTIVE

You will participate in the Owens Corning (OC) Corporate Incentive Plan. Annual cash awards under this Plan are based on the Company’s success in meeting specific annual goals as approved by the Compensation Committee of the Board of Directors and on your contribution toward meeting these goals.

Your participation in this Plan will be set at 65% of your base salary at Target Company Performance or “Funding” (i.e., $260,000). Maximum funding is 200% of Target, or $520,000.

Your participation in this Plan for 2008 will be prorated based upon the number of months you are employed by the Company in 2008, with a minimum award of $200,000.

LONG TERM INCENTIVE

You will also participate in OC’s Long Term Incentive (LTI) Program. The LTI Program uses overlapping 3-Year performance cycles. Awards under the Program are based on the Company’s success in meeting specific goals approved by the Compensation Committee for the performance period.

Your target participation level in the LTI Program will be 210% of base salary, or $840,000. You will be eligible to participate in the Program’s 2008-2010 performance cycle, on a pro-rated basis, dependent upon your start date.

You will also receive an LTI award in February 2009 with a value equal to $840,000. As we discussed, we are currently working with our Compensation Committee to determine future LTI Program design.

SIGNING BONUS

We recognize that to accept our offer, you must resign your employment at Whirlpool and forfeit unvested equity and incentive awards. In view of this and other benefits offered by Whirlpool, we are pleased to offer you a one-time grant of 10,000 restricted shares. These shares will cliff vest three years from your start date.

In addition, you will also receive a cash employment bonus of $300,000 which will be paid to you in two installments. The first installment will be paid to you with your first paycheck. The second installment will be paid to you on or about August 15, 2009. You will be required to repay any cash signing bonus in the event you voluntarily leave Owens Corning within 12 months of receipt of such bonus.

SEVERANCE

You are eligible to receive the Company’s standard Executive Officer Severance Agreement that affords you with two (2) years of base pay, two (2) years of annual bonus, and one (1) year of health care coverage, in the case of your involuntary termination from the Company.

RELOCATION

As we discussed, we are offering you the following exception to Owens Corning’s standard New Hire Homeowner Relocation Policy:

If you close on a home at your new location prior to the sale of your home in the former location, the Company will reimburse you for up to 365 days of duplicate housing expenses, once you are responsible for two mortgage payments.

BENEFITS

You are eligible to participate in our employee benefit programs, which include:

Comprehensive health care, life and disability plans;

401(k) Plan where OC matches your contributions dollar-for-dollar up to the first 5% of base and annual incentive earnings;

Cash Balance Pension Plan where OC annually contributes an amount equal to 4% of your credited earnings into a notional account that earns interest;

“Top Hat” Pension Plan which continues the Cash Balance Pension Plan after the regulatory cap is reached;

Officer Deferred Compensation Program;

Relocation Plan, which will remain available to you for up to one year following your hire; and

Five weeks of paid vacation per year.

ADDITIONAL BENEFITS

In accordance with the Company’s policies for similarly situated Officers, you will be eligible for $10,000,000 in Personal Excess Liability Insurance.

We have confirmation of successful completion of your background review. This offer is contingent upon your successful completion of your physical examination and drug screen.

We are very excited for you to join our team upon acceptance of this letter. We look forward to hearing from you.

Sincerely,

Joseph C. High

Senior Vice President

Human Resources

cc:	Mr. Mike Thaman, Chairman and CEO, Owens Corning
Mr. Jeff Wilke, Vice President, Compensation and Benefits, Owens Corning
Mr. Dan Lynch, Director, Global Compensation, Owens Corning

Agreed to and accepted:

/s/ Karel Czanderna	Date: July 18, 2008
Karel Czanderna